UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


=========================================
UR ACQUISITION CORPORATION               :     CIVIL ACTION NO.
and UNITED RENTALS, INC.                       399CV00625 (DJS)
                                         :
            Plaintiffs,
                                         :
V.
                                         :
JAMES L. KIRK, RENTAL SERVICE
CORPORATION and NATIONSRENT, INC.        :     APRIL 20, 1999

            Defendant.                   :
=========================================


              COUNTERCLAIMANT'S MOTION FOR PRELIMINARY INJUNCTION

      Pursuant to Federal Rule of Civil Procedure 65, Rental Service Corporation ("RSC") hereby moves for an order enjoining UR Acquisition Corporation, United Rentals, Inc. and Bradley Jacobs (collectively, "URI") from proceeding with their unsolicited, highly conditional tender offer (or any future tender offer) for the purchase of RSC's outstanding shares, unless and until URI complies with all applicable provisions of the federal securities laws and the effects of URI's unlawful conduct have dissipated.

      In support of this motion, RSC states:

      1. Seizing on an industry-wide drop in the prices of equipment rental companies, URI announced, on April 5, 1999, an unsolicited, highly conditional tender offer for all of the outstanding shares of RSC common stock (the "Offer"). Concurrently, on April 5, 1999, URI's chairman and chief executive officer, Bradley Jacobs, stated publicly that URI's Offer was "fully financed" and offered greater "certainty" than RSC's pending "merger of equals" with NationsRent, Inc. Similarly, URI's April 5 summary advertisement and press release described several conditions of the Offer, but never mentioned any need to secure financing or any financing condition. URI's voluminous Securities and Exchange Commission filing also omitted the financing condition in its summary of the conditions to the Offer.

      2. URI's only disclosure of this key condition to date was at the very end of a boilerplate description of the conditions to the offer at the back of its filing. URI's misleading statements about the financing for the Offer and its failure properly to disclose its financing in its public documents are violations of Sections 14(e) and (d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      3. The provisions of Section 14 of the Exchange Act are designed to protect stockholders by ensuring that they have adequate and accurate information on which to base their decisions to sell, tender or hold their shares. URI's efforts to mischaracterize and conceal its financing condition and financing uncertainty are depriving RSC, its stockholders and the investing public of the protections of Section 14. URI's conduct has harmed RSC's and the public's interest in full disclosure in connection with tender offers and sound financial markets.

      4. Unless URI is ordered to make corrective disclosures and is enjoined from such further actions, RSC and its stockholders will be forced to make decisions with respect to the Offer based on inaccurate and misleading information that does not comply the federal regulatory scheme.

      5. Therefore, RSC requests an order enjoining URI from proceeding with its tender offer unless and until it complies with all applicable provisions of the federal securities laws and the effects of URI's unlawful conduct have been dissipated. RSC will file a Memorandum of Points and Authorities in support of this Motion after discovery is completed and a full record is assembled.

      For the foregoing reasons, RSC's Motion for a Preliminary Injunction should be granted.

                              DEFENDANT AND COUNTERCLAIMANT
                              RENTAL SERVICE CORPORATION



                              By: /s/ William H. Champlin III
                                 -------------------------------
                                 William H. Champlin III
OF COUNSEL                       CT04202
Marc W. Rappel                   TYLER COOPER & ALCORN, LLP
James J. Farrell                 CityPlace - 35th Floor
LATHAM & WATKINS                 Hartford, CT 06103-3488
633 W. 5th Street, Suite 4000    (860) 725-6200
Los Angeles, CA 90071            Fax:  (860) 278-3802
(213) 485-1234                   Its Attorneys
Fax:  (213) 891-8763




                                   ORDER

            The foregoing motion having been heard is hereby ORDERED: GRANTED/ DENIED.


                                          BY THE COURT



                                          ________________________________
                                          Judge/Clerk/Asst. Clerk




                               CERTIFICATION

            This is to certify that I have served a copy of the foregoing on all counsel and pro se parties of record by causing it to be mailed on this 20th day of April, 1999 postage prepaid and properly addressed to:

      Thomas J. Groark, Jr.
      Richard M. Reynolds
      Philip S. Wellman
      Day, Berry & Howard, LLP
      CityPlace I
      Hartford, CT 06103

      Joseph B. Frumkin
      Sullivan & Cromwell
      125 Broad St.
      New York, NY 10004

      James L. Kirk
      450 East Las Olas Blvd.
      Suite 1400
      Fort Lauderdale, FL 33301

      NationsRent, Inc.
      450 East Las Olas Blvd.
      Suite 1400
      Fort Lauderdale, FL 33301



                                      /s/ William H. Champlin III
                                      -------------------------------
                                      William H. Champlin III